SEPARATION AGREEMENT AND RELEASE

The parties to this Separation Agreement and Release (Agreement) are FLIR Systems, Inc., including its subsidiaries (Employer), and William W. Davis (Employee).

RECITALS

A.    Employee submitted his voluntary resignation, which Employer accepted. Employee's employment will terminate, effective June 30, 2014.

B.    Employee elects to receive severance pay and related benefits under this Agreement under the terms and conditions set forth below.

Therefore, in consideration of the mutual promises set forth below, the parties, intending to be legally bound, agree as follows:

1.    Employment Termination. Employee's last day of work will be June 30, 2014 (Separation Date). On or before Employee’s last day of work, except as may be otherwise agreed by Employer and Employee, Employee shall return to Employer all Employer property in his possession, and provide certification that all Employer software and data have been deleted from Employee’s personal electronic devices (e.g. computers, mobile phones, tablets). Employee acknowledges (i) Employee has reported to the Employer any and all work-related injuries incurred during employment; (ii) the Employer properly provided any leave of absence because of Employee’s or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iii) Employee has provided the Employer with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Employer or any released person or entity.

2.    Payment, Transition Assistance and Professional Services Agreement.

In consideration of the terms and conditions of this Agreement, Employer and Employee agree to provide the following:

a.
Employer will pay to Employee a bi-weekly sum of $2,638.28, subject to applicable deductions and withholdings. This sum will be paid in twenty-two installments, payable via the payroll of Employer, beginning on July 4, 2014 and ending April 24, 2015.

b.
Transition Cooperation. Beginning after the Separation Date, throughout the period for which Employee receives continuing payments under this Agreement, Employee will reasonably cooperate with and assist the Company with respect to transition issues arising out of Employee’s separation from the Company, including by returning calls or emails in a timely manner, and assisting the Company with respect to any disputes, claims, arbitration or litigation against the Company or Releasees (as defined below). Any reasonable and related hard costs incurred by Employee as a result of Employee’s cooperation will be paid for or promptly reimbursed by Company.

c.
Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee agrees, to the extent permitted by applicable law or cognizant authority, both to immediately notify the Company upon receipt of any subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

d.
As further consideration for this Agreement, Employee shall receive a Professional Services Agreement (PSA) in substantially the form attached hereto as Exhibit 1. The PSA is contingent on Employee accepting this Agreement. The PSA will be void and unenforceable if Employee fails to timely accept this Agreement, or fails to return all Employer property and the certification required under paragraph 1.

3.    Health Insurance. Employee's coverage under Employer’s health insurance plan ends at the end of the month in which Employee’s termination occurs. Regardless of whether Employee accepts this offer, if eligible, Employee may continue full health insurance benefits for himself and his immediate family as provided under federal COBRA regulations. Employee is responsible for all payments under COBRA for continuation of health insurance benefits.

4.    Retirement Plans. Regardless of whether Employee accepts this offer, Employee shall be entitled to Employee's rights under the FLIR Systems, Inc. 401(k) Savings Plan, as such plan, by its provisions, applies upon Employee's termination.

5.    General Release. In consideration of the benefits provided in this Agreement, Employee releases Employer, its current and former directors, officers, agents, employees, attorneys, insurers, related corporations, successors and assigns (“Releasees”), from any and all liability, damages or causes of action, whether known or unknown, whether in tort, contract, equity, or under state or federal statute. Employee understands and acknowledges that this release includes, but is not limited to any claim for reinstatement, reemployment, attorney fees or additional compensation in any form, and any claim, including but not limited to those arising under the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Genetic Information Nondiscrimination Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Assistance Act, the Employee Retirement Income Security Act of 1975 (ERISA), Executive Order 11246, as amended, and the civil rights, employment, and labor laws of any state and any regulation under such authorities relating to Employee's employment or association with Employer or the termination of that employment and association.

The above release does not waive claims (i) for unemployment or workers’ compensation, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, or (iv) which cannot be released by private agreement. Nothing in this release generally prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this release Employee waives the right to individual relief based on claims asserted in such a charge or complaint, except with the NLRB or anywhere else such a waiver is prohibited. Nothing herein shall be intended or deemed, however, as a release or waiver of any existing express rights Employee has under Oregon law, the FLIR Systems, Inc. Articles of Incorporation and By-Laws, or under any applicable insurance policy, to indemnity, advance, reimbursement and/or defense against losses arising from Employee’s actions within the proper course and scope of his employment with Employer.
6.    Confidentiality. Employee acknowledges that while employed at the Employer, Employee had access to certain confidential or proprietary information, including but not limited to hard or soft copies of proprietary information, technical drawings and/or data relating to them, source code design and intellectual property, schematics, bills of material, customer lists, contacts and information. Employee shall not utilize or divulge any confidential or proprietary information concerning Employer to any third party, including but not limited to competitors, at any time. Employee understands and agrees that this confidentiality obligation survives the termination of Employee’s employment. Employee shall return to the Employer, either on Employee’s final day of employment or within three (3) business days of such date, all confidential or proprietary material, as well as all Employer documents of whatever type of form provided to or created by the Employee and shall retain no copies of such documents or other materials.
Attorney Client Privileged or Attorney Work Product Information. Given Employee’s unique role for employer regarding legal and human resources issues, and his actual or potential access to information subject to Employer’s attorney client or work product privilege (collectively, “Attorney Client Confidential Information”), Employee reaffirms his understanding that during Employee’s employment with Employer and forever following the termination of his employment with Employer for any reason, whether with or without cause, at the option either of Employer or Employee, with or without notice, Employee shall not directly or indirectly share any Attorney Client Confidential Information with anyone in any format, including Employee’s own legal counsel, if any. Employee warrants that he has not disclosed, orally or in writing, directly or indirectly, any Attorney Client Confidential Information to any unauthorized party, and that he warrants and represents that he will not do so at any time in the future.

    7.    Survival. Employee further acknowledges that any agreements Employee previously executed regarding confidential information, non-competition, non-solicitation and assignment of inventions, survive the signing of this Agreement, and Employee agrees to be bound by these continuing agreements and obligations.

8.    Disparagement. Employee will not make any malicious, disparaging or false remarks about Employer, its officers, directors or employees, or its products or operations. Employee further agrees to refrain from making any negative remarks regarding Employer or any statements which could be construed as having or causing a diminishing effect on Employer’s reputation, goodwill or business. Nothing in this paragraph shall prevent Employee from responding truthfully to a valid subpoena, court order and/or similar process from a judicial, law enforcement, administrative or regulatory body of competent jurisdiction.

9.    Consent to Injunction. Employee agrees that his violation or threatened violation of paragraphs 6 or 8 shall constitute a breach of this Agreement that will cause or will threaten to cause irreparable injury to Employer, and that monetary damages alone would not adequately compensate Employer for the harm suffered. Employee agrees that Employer shall be entitled to injunctive relief to enjoin any breach or threatened breach of paragraphs 6 or 8 in addition to any other available remedies.

10.    No Admission of Liability. Employee agrees that nothing in this Agreement, its contents, and any payments made under it, will be construed as an admission of liability on the part of Employer or Employee.

11.    Dispute Resolution. The parties agree that any dispute (1) concerning the interpretation, construction or breach of this Agreement, (2) arising from Employee's employment or service with Employer, (3) relating to any compensation or benefits Employee may claim, or (4) relating in any way to any claim by Employee for reinstatement or reemployment by Employer after execution of this Agreement, shall be governed by the Employer’s Dispute Resolution Policy put into effect in September of 2009. Both parties agree that the procedures outlined in the Employer’s Dispute Resolution Policy are the exclusive methods of dispute resolution; provided, however, that Employer shall be entitled to seek injunctive relief in any court of competent jurisdiction to prevent a breach or threatened breach of paragraphs 6 and 8, notwithstanding anything in this paragraph to the contrary.

12.    Successors and Assigns. This Agreement shall be binding upon Employee's heirs, executors, administrators and other legal representatives and may be assigned and enforced by Employer, its successors and assigns.

13.    Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid obligations, provisions, or applications.

14.    Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this agreement or of the right to demand strict performance in the future.

15.    Paragraph Headings. The paragraph headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

16.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon without regard to any conflicts of laws provisions. Subject to paragraph 11 above, the exclusive venue for any actions arising from this Agreement, to enforce the terms of this Agreement, or regarding its breach or anticipated breach shall be a court of competent jurisdiction or an alternative dispute proceeding in Oregon.

17.    Expiration Date. Employee acknowledges that he has been given a period of at least seven days to consider this offer. Employee acknowledges in the event he has not executed and returned the signed Agreement to Paul Zaninovich at 27700 SW Parkway Avenue, Wilsonville, OR 97070 by June 10, 2014, the offer shall expire. This Agreement may be delivered by facsimile or electronic mail.

18.    Entire Agreement. Employee remains bound by the terms of any and all agreements Employee entered into with Employer with respect to confidential information, non-competition, non-solicitation and assignment of inventions. This Agreement, together with those prior agreements, if any, concerning confidential information, non-competition, non-solicitation and assignment of inventions, constitute the entire agreement between the parties and supersede all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to their subject matter. This Agreement is not effective until signed by both parties, but may be signed in counterparts.

Please read carefully. Except as otherwise set forth herein, this Agreement generally includes a release of all known and unknown claims. Employee and Employer acknowledge that he or it has read this Agreement, understands it and is voluntarily entering into it.

EMPLOYEE	FLIR SYSTEMS, INC.

/s/ William W. Davis                By:     /s/ Anthony L. Trunzo

Date:     June 9, 2014                Date:     June 9, 2014

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